UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Carrizo Oil & Gas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 17, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. to be held at 9:00 a.m., Central time, on Tuesday, May 19, 2015, at Heritage Plaza, The Plaza Conference Room, located at 1111 Bagby Street, Houston, Texas 77002.

The enclosed Notice of Annual Meeting of Shareholders and the proxy statement describe the matters to be acted upon during the meeting. Our 2014 Annual Report to Shareholders, which is not part of the proxy solicitation material, is also enclosed.

We hope you will find it convenient to attend in person. Whether or not you expect to attend, it is important to assure representation of your shares at the meeting and the presence of a quorum. Please vote by internet, by telephone or by mail using the instructions on the enclosed proxy card as soon as possible.

Sincerely,

S.P. Johnson IV
President and Chief Executive Officer

Carrizo Oil & Gas, Inc.

Notice of Annual Meeting of Shareholders
To Be Held May 19, 2015

To the Shareholders of Carrizo Oil & Gas, Inc.:

The 2015 Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) will be held at 9:00 a.m., Central time, on Tuesday, May 19, 2015, at Heritage Plaza, The Plaza Conference Room, located at 1111 Bagby Street, Houston, Texas 77002 for the following purposes:

(1)	to elect seven members to the Board of Directors for a one-year term or until their successors are elected and qualified or until the earlier of their death, resignation or removal;

(2)	to approve, in an advisory vote, the executive compensation of the Company’s named executive officers;

(3)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4)	to transact such other business as may properly come before the meeting.

The Company has fixed the close of business on March 23, 2015, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. However, even if you plan to attend the meeting, you are requested to read the enclosed proxy statement and to vote by internet, by telephone or by mail using the instructions on the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Marcus G. Bolinder
Corporate Secretary

April 17, 2015
500 Dallas Street, Suite 2300
Houston, Texas 77002

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2015

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement and 2014 Annual Report
to Shareholders are available on the Internet at materials.proxyvote.com/144577.

CARRIZO OIL & GAS, INC.
500 Dallas Street, Suite 2300
Houston, Texas 77002

Proxy Statement

April 17, 2015

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company,” “Carrizo” or “we”), to be voted at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central time, on Tuesday, May 19, 2015, at Heritage Plaza, The Plaza Conference Room, located at 1111 Bagby Street, Houston, Texas 77002 and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 17, 2015.

Record Date and Voting Securities

Shareholders of record as of March 23, 2015, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On March 23, 2015, the issued and outstanding capital stock of the Company consisted of 51,447,555 shares of common stock, par value $0.01 per share (“Common Stock”). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed.

Shareholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting or by proxy submitted by internet, by telephone or by mail using the instructions on the enclosed proxy card. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

Quorum

The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Proxies indicating shareholder abstentions and shares represented by broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting. The persons appointed as election inspectors will determine whether a quorum exists.

Required Vote

The affirmative vote of a majority of the votes cast by holders entitled to vote at the Annual Meeting is required for the election of each nominee for director and to approve the proposal relating to ratification of the Company’s independent registered public accounting firm. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of votes” cast means the number of votes cast “FOR” the election as a director of such nominee exceeds the number of votes cast “AGAINST” such nominee. See also “Board of Directors and Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

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The proposal relating to the advisory vote on the executive compensation of the Company’s named executive officers does not require a particular number of affirmative votes. As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board of Directors or the Company. However, we expect that the Compensation Committee will review the voting results on such proposal and give consideration to the outcome when making future decisions regarding compensation of the named executive officers. The Board of Directors could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote.

Broker Non-Votes

If your shares are held through a broker or other nominee, then it is likely that they are considered the shareholder of record for purposes of voting at the Annual Meeting and you are the beneficial owner of shares in “street name.” As the beneficial owner, you have the right to instruct your broker or nominee on how to vote the shares held in your account. If you hold your shares through a broker or nominee we recommend that you contact them to provide voting instructions.

If you do not instruct your broker or nominee how to vote your shares and the broker or nominee does not have discretionary authority under applicable NASDAQ rules to vote your shares on a particular proposal, the broker may return the proxy card without voting on such proposal. This is known as a “broker non-vote.” Shares represented by broker non-votes will not be voted on any proposal for which the broker or nominee does not have discretionary authority to vote and thus will be disregarded in the calculation of “votes cast” with respect to that proposal (even though those shares may be considered entitled to vote or be voted on other proposals). The proposals relating to the election of directors and the advisory vote on executive compensation are non-routine proposals for which the broker or nominee does not have discretionary authority to vote their customers’ shares under applicable NASDAQ rules. Accordingly, brokers or nominees are not entitled to vote for purposes of these non-routine proposals, and therefore will have no effect on the outcome.

If you do not instruct your broker or nominee how to vote your shares, then they may vote your shares in their discretion on any matter for which they have discretionary authority under applicable NASDAQ rules. The proposal relating to the ratification of the Company’s independent registered public accounting firm is a routine proposal for which the broker or nominee has discretionary authority to vote their customers’ shares under applicable NASDAQ rules and will be counted as votes cast with respect to such proposal.

Abstentions

Abstentions will not be counted as votes cast for the election of directors at the Annual Meeting and therefore will have no effect on the election of any nominee. With respect to the proposals relating to the advisory vote on the executive compensation of the Company’s named executive officers and the ratification of the Company’s independent registered public accounting firm, holders that expressly “ABSTAIN” from voting with respect to such proposals will have the same effect as a vote “AGAINST” the proposal.

How Your Proxy Will be Voted on Actions to be Taken

Granting Your Proxy

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) “FOR” the election as a director of each nominee listed in this proxy statement; (2) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; (3) “FOR” the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting.

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As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. By submitting a proxy by internet, by telephone or by mail using the instructions on the enclosed proxy card, you give to the persons named in the enclosed form of proxy or their substitutes discretionary voting authority with respect to any other business that may properly come before the Annual Meeting, and they intend to vote with respect to any such matters in accordance with their best judgment.

Revoking Your Proxy

A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Corporate Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

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Proposal 1

Election of Directors

The Board of Directors has nominated for election as directors at the Annual Meeting the seven nominees named below. If elected, each nominee will serve until the 2016 Annual Meeting of Shareholders or until their successors have been elected and qualified or until their death, resignation or removal. Information regarding the business experience and qualifications of each nominee is provided below. All nominees are currently serving as directors and are standing for re-election.

S.P. Johnson IV, age 59, has served as our President and Chief Executive Officer and a director since December 1993. Prior to that, he worked for Shell Oil Company for 15 years, where his managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is also a director of Basic Energy Services, Inc., an oilfield service provider, and served as a director of Pinnacle Gas Resources, Inc., a coalbed methane exploration and production company, from 2003 to January 2011. Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado. Mr. Johnson brings to the Board of Directors extensive experience in oil and gas exploration and production and the energy industry through his roles at the Company and other energy companies. He also brings to the Board extensive knowledge of the Company by virtue of his being a co-founder and long-time director and President and Chief Executive Officer of the Company. Mr. Johnson’s current employment agreement with the Company provides that he will be a director. For more information regarding his employment agreement, please read “Executive Compensation — Employment Agreements.”

Steven A. Webster, age 63, has been the Chairman of our Board of Directors since June 1997 and has been a director since 1993. Mr. Webster has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded the firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of Basic Energy Services, Inc., an oilfield service provider, where he serves as the non-executive chairman, Hercules Offshore, Inc., an offshore drilling contractor, Oceaneering International, Inc., a global provider of engineered services and products primarily in the offshore oil and gas industry, and Era Group Inc., a helicopter leasing and service company; a director of the general partner of Hi-Crush Partners LP, a proppant supplier; a trust manager and a member of the Compensation Committee of Camden Property Trust, a real estate investment trust; and a director of several private companies. Mr. Webster served as a director of Pinnacle Gas Resources, Inc. (2003-2009), Encore Bancshares, a bank holding company (2000-2009), Solitario Exploration & Royalty Corp. (formerly Solitario Resources Corp.), a precious metal exploration company (2006-2008), Brigham Exploration Company, an oil and gas exploration and production company (2000-2007), Goodrich Petroleum Corporation, an oil and gas exploration and production company (2004-2007), Seabulk International, Inc., an offshore energy services company (2002-2006), Grey Wolf, Inc., a land driller (1996-2008), Crown Resources Corporation, a precious metal exploration company (1988-2006), SEACOR Holdings, Inc., a marine transportation and service provider (1998-2013), and Geokinetics, Inc., a seismic data acquisition and geophysical services company (1998-2013). Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University. Mr. Webster brings to the Board of Directors (a) experience in, and knowledge of, the energy industry, (b) knowledge of the Company as a co-founder and long-time director, (c) business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and (d) experience as a director of several other public and private companies.

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F. Gardner Parker, age 73, has been a director since 2000 and was appointed Lead Independent Director in May 2012. He has been a private investor since 1984 and a trust manager of Camden Property Trust since 1993, where he also served as the Lead Independent Trust Manager from 1998 to 2008. Mr. Parker also serves on the boards of directors of Sharps Compliance Corp., a medical waste management services provider, where he serves as the non-executive chairman, Hercules Offshore, Inc., an offshore drilling contractor, and Triangle Petroleum Corporation, an oil and gas exploration and development company. He also served on the board of Pinnacle Gas Resources, Inc. from 2003 to January 2011. Mr. Parker worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner. He is a graduate of The University of Texas and is board certified by the National Association of Corporate Directors. Mr. Parker is also a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees—and he supplements his skill sets through ongoing engagement with the director community and access to leading practices. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 30 years.

Thomas L. Carter, Jr., age 63, has been a director since March 2005. He has been Chairman and Chief Executive Officer of Black Stone Minerals Company, L.P. (“BSMC”), a privately-owned Delaware limited partnership located in Houston, Texas, since its formation in 1998. Mr. Carter served as Managing General Partner of W.T. Carter & Bro. from 1987 to 1992 and Black Stone Energy Company from 1980 to present, both of which preceded BSMC. Mr. Carter founded Black Stone Energy Company, BSMC’s operating and exploration subsidiary, in 1980. From 1975 to 1979, Mr. Carter was with Texas Commerce Bank in Houston, Texas. Mr. Carter holds an M.B.A. and B.B.A. from The University of Texas. Mr. Carter brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and knowledge of accounting and finance.

Robert F. Fulton, age 63, has been a director since November 2012. Mr. Fulton is also a director of Basic Energy Services, Inc., an oilfield service provider. Mr. Fulton served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he was instrumental in effecting the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University. Mr. Fulton brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and accounting and finance gained through his roles in executive positions at numerous public and private companies.

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Roger A. Ramsey, age 76, has been a director since 2004. He served as Managing Partner of Ramjet Capital Ltd. (a private investment firm) from 1999 through January 2013. He served as the Chairman and Chief Executive Officer of MedServe, Inc., a privately held medical waste disposal and treatment company, from 2004 through December 2009. He served as Chairman of the Board of Allied Waste Industries, Inc., a waste recycling, transportation and disposal company, from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey, a certified public accountant, was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc., a waste management company, and served as its Vice President and Chief Financial Officer until 1978. Mr. Ramsey also served as a director of WCA Waste Corporation, a waste management company, from June 2004 through March 2012. Mr. Ramsey is currently a member of the Board of Trustees at Texas Christian University. Mr. Ramsey brings to the Board of Directors experience and perspective as chief executive officer of several publicly traded and private companies and knowledge of accounting and finance as a director of several public and private companies.

Frank A. Wojtek, age 59, has been a director since 1993. He is currently the President and Director of A-Texian Compressor, Inc., a natural gas compression services company, and has served in various capacities with that company since July 2004. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation, an offshore drilling company. Mr. Wojtek has also held the positions of Vice President and Secretary/Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989. Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry. Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas. Mr. Wojtek brings to the Board of Directors knowledge of the Company and the energy industry by virtue of his service as an executive officer or director of the Company since its founding, experience in accounting and experience in financial executive positions at public and private companies.

The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the election of the seven nominees for director.

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Board of Directors and Corporate Governance

The Board of Directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our Chief Executive Officer and our executive management.

Director Independence

The Board has determined that Messrs. Carter, Parker, Ramsey, Fulton and Wojtek are “independent directors” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ Stock Market. In making this determination, the Board took into account the transactions between the Company and Mr. Carter described in “Related Party Transactions—Certain Matters Regarding Mr. Carter.” The Board determined that these transactions did not result in a relationship that interferes with the exercise of Mr. Carter’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Carter is independent. Mr. Fulton serves on the Board of Directors for Basic Energy Services, Inc., an oilfield service provider that performed services for the Company during 2014. The Board also determined that this arrangement did not result in a relationship that interferes with the exercise of Mr. Fulton’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Fulton is independent.

Director Attendance at Meetings of the Board of Directors, Committees and Annual Meeting of Shareholders

The Board of Directors held five meetings during 2014 and transacted business on six occasions during the year by unanimous written consent. During 2014, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served that were held during his service on the Board of Directors.

The Company does not have a policy regarding director attendance at annual meetings of shareholders. All of the Company’s directors attended the 2014 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current composition of each standing committee of the Board:

Nominating
and Corporate
Name	Audit	Compensation	Governance
Thomas L. Carter, Jr.	Member		Chairman
Robert F. Fulton		Member	Member
F. Gardner Parker	Chairman	Member
Roger A. Ramsey	Member	Chairman
Frank A. Wojtek			Member
Number of Committee Meetings Held in 2014	4	2	2

Audit Committee

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes and audit of the financial statements of the Company and to assist the Board of Directors in monitoring (i) the integrity of the financial statements, (ii) the performance, independence and qualifications of the independent registered public

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accounting firm, (iii) the performance of the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for pre-approval of audit and non-audit services. The Audit Committee also reviews and discusses the annual audited financial statements, the quarterly unaudited financial statements and internal control over financial reporting with management and the independent registered public accounting firm. A copy of the Audit Committee Charter may be found on our website at www.carrizo.com.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act. In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

Compensation Committee

The primary responsibilities of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and our other named executive officers and oversee and advise the Board on the policies that govern our compensation programs. The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. The Compensation Committee retained the independent compensation consulting firm of Longnecker & Associates (“Longnecker”) to provide the Compensation Committee with market data and recommendations regarding our executive compensation program. Longnecker provided input when the Compensation Committee considered compensation of the named executive officers in March 2014 and March 2015. Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer the Incentive Plan of Carrizo Oil & Gas, Inc., as amended (the “Incentive Plan”) and the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan (the “Cash SAR Plan”), subject in some cases to action by the full Board. The Board of Directors has designated a special stock award committee of the Board consisting solely of Mr. Johnson to award certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, shares of restricted stock, restricted stock units, options and stock appreciation rights under the Incentive Plan and the Cash SAR Plan and to determine the number of shares of restricted stock, restricted stock units, options and stock appreciation rights to be issued, up to an aggregate of 15,000 shares per quarterly calendar period plus, if required, an additional number of shares for quarterly production bonuses, with a fair market value not to exceed 1% of the quarter’s adjusted revenues, net of operating expenses, and subject to other limitations. A copy of the Compensation Committee Charter can be found on our website at www.carrizo.com.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors, recommending membership on standing committees of the Board of Directors, developing and recommending to the entire Board of Directors corporate governance principles and practices for the Company and assisting in the implementation of such policies, and assisting in the identification, evaluation and recommendation of potential candidates to become officers of the Company. The Nominating and Corporate Governance Committee reviews the Company’s Code of Ethics and Business Conduct and its enforcement and reviews and recommends to the Board whether waivers should be made with respect to such Code. A copy of the Nominating and Corporate Governance Committee Charter may be found on the Company’s website at www.carrizo.com.

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Governance Guidelines

The Company has adopted a number of policies and practices which have enhanced our governance and risk profile, summarized below:

•	The Compensation Committee has established stock ownership guidelines for the named executive officers and non-employee directors of the Company:

Position	Ownership Guidelines
Chief Executive Officer	5x annual base salary
Chief Financial Officer	5x annual base salary
All other named executive officers	3x annual base salary
Non-Employee Directors	3x annual cash retainer

•	The Board adopted a policy in May 2011 that employment agreements entered after the adoption of such policy would not contain provisions entitling employees to tax gross-up payments;

•	The Board adopted a bylaw amendment requiring a majority voting standard for the election of directors in uncontested elections and related policies regarding director resignation, described further below;

•	The Board appointed a Lead Independent Director;

•	The Board appointed a fifth independent director, increasing the Board to seven members;

•	The Board adopted a prohibition applicable to all the named executive officers and directors of the Company, prohibiting hedging of Carrizo Oil & Gas, Inc. securities, including publicly traded options, puts, calls and short sales; and

•	The Board reaffirmed the Company’s resolution to adopt a clawback policy as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) when final regulations are provided by the SEC and the NASDAQ Stock Market.

Leadership Structure

The Board of Directors believes our Company’s current leadership structure, with Mr. Johnson serving as Chief Executive Officer, Mr. Webster serving as Chairman of the Board and Mr. Parker serving as Lead Independent Director, is the optimal structure for the Company at this time. From the time that we became a publicly traded company in 1997, the roles of Chairman of the Board and Chief Executive Officer have been held by separate individuals. We believe it is the Chief Executive Officer’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate Chairman who has the responsibility of leading the Board. In addition, by having another director serve as Chairman of the Board, our Chief Executive Officer is able to focus his energy on leading the Company.

Our bylaws provide that the Lead Independent Director will coordinate and moderate executive sessions of the Board of Director’s independent members and serve as the principal liaison between the Chief Executive Officer and the independent directors on topics or issues as requested by a majority of the independent directors, any committee of the Board of Directors or the whole Board of the Directors. Our Lead Independent Director can also call meetings of independent directors.

We believe our Chief Executive Officer and our Chairman have an excellent working relationship. We believe this relationship and separation provides strong leadership for the Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our employees and other stakeholders. Although

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the Board has determined that Mr. Webster is not independent under applicable NASDAQ Stock Market rules, the Board believes that this conclusion does not prevent Mr. Webster from exercising effective leadership in his role as Chairman of the Board and is, in any event, in the best interests of the Company.

Risk Oversight

The Board of Directors generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s risk tolerance.

Responsibility for risk oversight generally rests with the entire Board of Directors. Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. These personnel report to the Board of Directors as appropriate regarding material risks and our management of those risks. The Board of Directors monitors the risk management information provided to it and provides feedback to management from time to time.

The Audit Committee assists the Board of Directors in oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Certain risks associated with our governance fall within the authority of the Nominating and Corporate Governance Committee, which is responsible for evaluating independence of directors and Board candidates. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. These committees receive reports from management periodically regarding management’s assessment of risks and report regularly to the full Board of Directors.

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating and Corporate Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee also considers requirements under the listing standards of the NASDAQ Stock Market for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The Nominating and Corporate Governance Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating and Corporate Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. The extent to which the Nominating and Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Nominating and Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating and Corporate Governance Committee’s discretion. Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing

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contribution to the Board as a whole, the Nominating and Corporate Governance Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating and Corporate Governance Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Corporate Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	the financial and accounting background of the candidate, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

Our Code of Ethics and Business Conduct provides that as a condition to being nominated to continue to serve as a director, whether by the Board or by a shareholder, an incumbent director nominee must agree that if such incumbent director nominee fails to receive the required vote for election to the Board at the next meeting of the shareholders of the Company at which such nominee faces re-election, he or she will submit to the Board an irrevocable letter of resignation that would be effective upon, and only in the event that the Board accepts, such resignation.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. For example, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

Majority Vote in Director Elections

On February 17, 2015, the Board of Directors amended the Company’s current bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the these amendments, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), the members of the Board of Directors that are elected by shareholders will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), the members of the Board of Directors that are elected by shareholders shall be elected by a majority of the votes cast by the holders

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of shares entitled to vote in the election of directors at such meeting. For purposes of the bylaws, in an uncontested election of directors a “majority of votes cast” shall mean that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.

In connection with these bylaw amendments, the Board of Directors amended the Company’s Code of Ethics and Business Conduct to provide that, as a condition to being nominated to continue to serve as a director, whether by the Board of Directors or by shareholder, an incumbent director nominee will agree that if such incumbent director nominee fails to receive the required vote for election to the Board of Directors at the next meeting of the shareholders of the Company at which such nominee faces re-election, he or she will submit to the Board of Directors an irrevocable letter of resignation that would be effective upon, and only in the event that the Board of Directors accepts, such resignation.

The Board of Directors will decide whether to accept or reject such resignation, or whether other action should be taken, taking into account the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors and will publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Corporate Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002. The Company also has a hotline by which employees can confidentially communicate illegal and unethical activities including concerns or complaints regarding the matters noted above. The phone number is 877-888-0002.

Code of Ethics and Business Conduct

The Company has a Code of Ethics and Business Conduct that is applicable to all employees, officers and directors and that satisfies the requirements of NASDAQ Listing Rule 5610. The Code of Ethics and Business Conduct is available on the Company’s website at www.carrizo.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Messrs. Fulton, Parker and Ramsey. There are no matters relating to interlocks or insider participation that we are required to report.

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Executive Officers

The following table sets forth certain information as of March 23, 2015 with respect to the named executive officers.

Named Executive Officer	Age	Position
S.P. Johnson IV	59	President, Chief Executive Officer and Director
Brad Fisher	54	Vice President and Chief Operating Officer
David L. Pitts	48	Vice President and Chief Financial Officer
Richard H. Smith	57	Vice President of Land
Gregory F. Conaway	39	Vice President and Chief Accounting Officer

Retired Officer
Paul F. Boling	61	Former Chief Financial Officer, Vice President, Secretary and Treasurer
Gregory E. Evans	65	Former Vice President of Exploration

Set forth below is a description of the backgrounds of each of our named executive officers (other than Mr. Johnson, whose background is described above under “Election of Directors”).

Brad Fisher has served as Vice President and Chief Operating Officer since March 2005. Prior to that time, he served as Vice President of Operations since July 2000 and General Manager of Operations from April 1998 to June 2000. Prior to joining us, Mr. Fisher spent 14 years with Cody Energy and its predecessor Ultramar Oil & Gas Limited where he held various managerial and technical positions, last serving as Senior Vice President of Engineering and Operations. Mr. Fisher holds a B.S. degree in Petroleum Engineering from Texas A&M University.

David L. Pitts has served as Vice President and Chief Financial Officer since August 2014. Mr. Pitts also served as Treasurer from August 2014 to March 2015 and Vice President and Chief Accounting Officer from January 2010 to September 2014. Prior to joining us, he served as an audit partner with Ernst & Young. Prior to his employment at Ernst &Young from 2002 to 2009, Mr. Pitts was a senior manager with Arthur Andersen. Mr. Pitts is a CPA and holds a B.S. in Accounting and Business from Southwest Baptist University.

Richard H. Smith has served as Vice President of Land since August 2006. Prior to joining us, Mr. Smith held the position of Vice President of Land for Petrohawk Energy Corporation from March 2004 through August 2006. Mr. Smith served with Unocal Corporation from April 2001 until March 2004 where he held the position of Land Manager — Gulf Region USA with areas of concentration in the Outer Continental Shelf, Onshore Texas and Louisiana and Louisiana State Waters. From September 1997 until March 2001 Mr. Smith held the position of Land Manager — Gulf Coast Region with Basin Exploration, Inc. Mr. Smith held various land management positions with Sonat Exploration Company, Michel T. Halbouty Energy Co., Pend Oreille Oil & Gas Company and Norcen Explorer, Inc. from the time he began his career in 1980 until the time he joined Basin Exploration. Mr. Smith is a Certified Professional Landman with a B.B.A. in Petroleum Land Management from the University of Texas at Austin.

Gregory F. Conaway has served as Vice President and Chief Accounting Officer since September 2014. Mr. Conaway joined the Company in July 2011 serving as Assistant Controller — Financial Reporting and served as Controller — Financial Reporting from May 2012 to September 2014. Prior to joining us, Mr. Conaway worked for Ernst & Young, holding positions of increasing responsibility including senior manager. Mr. Conaway began his career with Arthur Andersen in 1998. Mr. Conaway is a CPA and holds a M.B.A. and B.B.A. in Accounting from Angelo State University.

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Paul F. Boling, until his retirement in August 2014, served as Chief Financial Officer, Vice President, Secretary and Treasurer since August 2003. From 2001 to 2003, Mr. Boling was the Global Controller for Resolution Performance Products, LLC, an international epoxy resins manufacturer. From 1990 to 2001, Mr. Boling served in a number of financial and managerial positions with Cabot Oil & Gas Corporation, serving most recently as Vice President, Finance. Mr. Boling is a CPA and holds a B.B.A. from Baylor University.

Gregory E. Evans, until his retirement in December 2014, served as Vice President of Exploration since March 2005. Prior to joining us, Mr. Evans was Vice President North America Onshore Exploration for Ocean Energy from 2001 to 2003. Prior to that time, he spent 19 years at Burlington Resources where he served as Chief Geophysicist North America during 1999 to 2000, Gulf of Mexico Deep Water Exploration Manager during 1998 to 1999 and Geoscience Manager for the Western Gulf of Mexico Shelf during 1996 to 1998. From 1982 to 1996, Mr. Evans held various other technical and managerial positions with Burlington Resources, including Division Exploration Manager of both the Rocky Mountain Region as well as the Gulf Coast area. Mr. Evans received a B.S. in Geophysical Engineering from the Colorado School of Mines receiving the Cecil H. Green award for outstanding geophysical student.

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Compensation Discussion and Analysis

Executive Summary

2014 Performance Highlights

Summarized below are the many objectives we accomplished during 2014 that we believe will help us navigate a tough commodity price environment.

•	During 2014, our one-year total shareholder return outperformed the Dow Jones U.S. Exploration & Production Index (INDEXDJX:DJUSOS) by 4 percentage points, our 2014 Industry Peer Group by 49 percentage points and the SIG Oil Exploration & Production Index (INDEXNASDAQ:EPX) by 21 percentage points;

•	Increased average daily oil production 63% year-over-year to 18,921 barrels per day in 2014, exceeding initial expectations of 50%;

•	Increased oil revenues to $610.5 million, a 45% increase over the prior year;

•	Increased Adjusted EBITDA to $533.4 million in 2014, a 29% increase from prior year, and income from continuing operations to $222.3 million;

•	Increased the borrowing base under our revolving credit facility from $470.0 million to $800.0 million, of which $685.0 million has been committed by the lenders, and maintained a solid financial position during the year with significant liquidity available under an undrawn revolver and net debt to Adjusted EBITDA of 2.3x as of December 31, 2014;

•	Grew balanced derivative position with 55% of 2015 forecasted oil production hedged in excess of $90.00 per barrel;

•	Increased proved reserves as of December 31, 2014 to 151.1 MMBoe, a 49% increase over year end 2013, including proved oil reserves of 100.7 MMBbls, a 62% increase over year end 2013, as a result of our ongoing drilling program as well as the acquisition of oil and gas properties in the Eagle Ford;

•	Managed drilling and completion capital expenditures of $715.4 million in 2014, with a 513% reserve replacement from all sources with a drill-bit finding and development cost of $15.73 per Boe;

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•	Acquired 18,800 net acres in the Eagle Ford during the year for $300.0 million, a 30% increase to the Company’s leasehold position, including 6,820 net acres (100% operated) in some of the highest estimated ultimate recovery and internal rate of return areas in the Company’s Eagle Ford portfolio for $250.0 million, less working capital adjustments, which added net proved reserves of 16.7 MMBoe (82% oil) and 93 net undeveloped drilling locations;

•	Confirmed approximately 65% of our Eagle Ford acreage position at 330’ downspacing and testing remaining acreage; over 80% of drilling inventory of 936 net locations are economic at crude prices of $45.00 per barrel, based on our current estimates of drilling and completion costs, ultimate recoveries per well, differentials and operating costs;

•	Confirmed 40 acre downspacing in the Niobrara B bench, confirmed viability of the A bench and currently testing the C bench;

•	Successfully tested initial Utica well, the Rector 1H, which is one of the top condensate wells in the Utica; and

•	Established 17,000 acre position in the Delaware Basin as of December 31, 2014.

See “Non-GAAP Financial Measures” in Annex A to this proxy statement.

Pay For Performance: Total Shareholder Return

Our industry has experienced a decline in commodity prices since the fourth quarter of 2014 stemming from the global oversupply of crude oil. While the Company has no control over commodity prices, we believe we have positioned the Company to better manage this challenging commodity price environment than many of our industry peers, including those in our 2014 Industry Peer Group. The following graph displays a comparison of five-year total shareholder returns on a hypothetical investment of $100 made on December 31, 2009 (with reinvestment of all dividends) in the Company’s common stock with that of the average returns of our 2014 Industry Peer Group and the Dow Jones U.S. Exploration & Production Index.

Pay-for-Performance: Total Shareholder Return

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We believe we have performed markedly better than our 2014 Industry Peer Group by achieving a 58% three-year total shareholder return to our investors from 2012 to 2014, when the average three-year total shareholder return of our 2014 Industry Peer Group is -37% and the three-year total shareholder return of the Dow Jones U.S. Exploration & Production Index is 23%. We view this as a testament to management’s ability to position the company for success during a challenging commodity pricing environment and to have protected our investors during this period better than the majority of other companies in our 2014 Industry Peer Group. See also “Executive Compensation Objectives and Features—Compensation Should be Benchmarked” for more information on our 2014 Industry Peer Group.

Pay-for-Performance: Tying Payouts to Performance

2014 was a great year for the Company, despite a challenging commodity price environment in the latter part of the year. The leadership team was able to deliver on nearly all operational and financial metrics used by our Compensation Committee to determine annual incentive bonuses, as well as mitigate to some degree the impact on our stock price which many of our 2014 Industry Peer Group experienced. The 2014 annual incentive program measured a combination of operational and financial metrics which were key to a successful year. The following chart displays each metric measured and the Company’s performance relative to each target.

Our leadership team executed beyond the average targeted performance levels by 113%, although missed targeted performance levels of Adjusted EBITDA and drilling and completion capital expenditures targets by 4% and 1%, respectively. Adjusted EBITDA was below the targeted performance level due to the decline in commodity prices beginning in the fourth quarter of 2014, which are out of management’s control. Drilling and completion capital expenditures were below the target performance level as a result of a $40.0 million increase to the Company’s initial 2014 drilling and completion capital expenditure plan to fund increased drilling and completion activity, as well as increased spending on facilities in the Eagle Ford. These increases to the capital expenditure plan were announced in May and August 2014, subsequent to the date the performance target was established, but the target was not increased accordingly. In March 2015, while acknowledging that the leadership team executed beyond many of the targets, the Compensation Committee approved the annual incentive bonuses at only 75% of the target level due to the current depressed commodity price environment.

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Pay-for-Performance: Increased At-Risk Compensation

The Compensation Committee reviews and adjusts the compensation of the named executive officers each year to ensure the programs align with the goals and objectives of the Company, as well as motivate executives to maximize long-term value creation for our shareholders. This has been accomplished by adjusting our compensation programs to be more weighted toward at-risk, performance-based compensation than previous years. Excluding special one-time awards, for 2014, the percentage of our Chief Executive Officer’s and the other named executive officers’ compensation that was at-risk was more than double the percentage of at-risk compensation for the prior year. As discussed in more detail under “Executive Compensation Components,” the at-risk compensation consists of a metric-driven annual incentive program and total shareholder return (“TSR”) contingent equity awards. Although our restricted stock units have a production target contingency and are therefore contingent on operational accomplishments, we do not classify them as performance-based compensation for purposes of a pay-for-performance discussion even though these awards are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2014 Executive Compensation Vote

At the 2014 annual meeting of shareholders, our shareholders voted 97.1% in favor of the compensation of the named executive officers as described in our 2014 proxy statement. In consideration of the results, the Compensation Committee acknowledged the support received from our shareholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. However, in efforts to continue improving on the compensation structures, the Compensation Committee reviewed actions taken by our 2014 Industry Peer Group and public commentary by institutional investors in order to identify potential alterations to the 2014 compensation structure.

Enhancements to Executive Compensation

The Compensation Committee strongly believes in developing a pay-for-performance environment through increasing the percentage of pay which is at-risk. As such, in addition to the regular compensation assessment process, in an effort to better align with shareholders and in order to further enhance our pay-for-performance philosophy, in March 2014, the Compensation Committee adopted and implemented enhancements to our executive compensation program to include a greater focus on achieving specific short and long-term goals in order to earn performance-based compensation. Additional details of these enhancements are provided later in this Compensation Discussion and Analysis; however, the following highlights actions by the Compensation Committee in March 2014:

•	Performance Based Relative TSR Awards. Our executives were granted long-term equity-based compensation awards of which 25% are performance shares. The vesting of performance shares will be based on the TSR of the Company relative to our 2014 Industry Peer Group at the end of a three year performance period;

•	No Stock Appreciation Rights. The Compensation Committee did not grant stock appreciation rights to our executives in 2014 and replaced such awards with performance shares tied to the achievement of relative TSR; and

•	Metric Driven Performance Bonus Program. While target annual bonus levels for 2014 remain unchanged from 2013, a new annual bonus program was established for 2014 that is based upon the level of achievement of a combination of specific operational and financial metrics.

We believe the changes made to our annual bonus and long-term equity-based compensation for 2014 continue to enhance our executive pay structure and further align our executives’ pay opportunities with the interests of our shareholders. Additionally, the following table summarizes the compensation best practices that we follow and the disfavored compensation practices that we avoid.

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Compensation Best Practices That We Follow
Pay for Performance. We tie pay to performance. A significant portion of our executive pay is based upon performance and not guaranteed. We have established clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
Mitigate Undue Risk. We mitigate undue risk associated with compensation, including utilizing retention provisions, multiple performance targets and robust board and management processes to identify risk.
Minimal Perquisites. We provide only minimal perquisites to the named executive officers that are not generally available to all employees.
Regular Review of Share Utilization. We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines. The Company requires its non-employee directors and named executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our shareholders. These guidelines require that within a five year period from the date a person is appointed to the Board of Directors or becomes a named executive officer, they must hold Company common stock in value equal to three times their annual cash retainer for non-employee directors, five times their annual base salary for the Chief Executive Officer and Chief Financial Officer and three times their annual base salary for other executives.
Clawback Policy. The Compensation Committee is committed to instituting a clawback policy once the SEC has issued clear guidance on this topic.
Independent Compensation Consulting Firm. The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker, which provides no other services to the Company.

Disfavored Compensation Practices That We Do Not Follow
No Liberal Share Counting. Our Incentive Plan does not contain liberal share counting provisions.
No Re-Pricing. No re-pricing of underwater stock options.
No Hedging or Derivatives Trading of CRZO Securities. No hedging of Carrizo Oil & Gas, Inc. securities, including publicly traded options, puts, calls and short sales by named executive officers or directors permitted.
No Guaranteed Annual Incentive Bonus. No guaranteed annual incentive bonus or cash retention bonus for named executive officers.
No Future Tax Gross-ups. The Board has adopted a policy in May 2011 that employment agreements entered after the adoption of such policy would not contain provisions entitling employees to tax gross-up payments.
No Supplemental Executive Retirement Plans. We do not offer Supplemental Executive Retirement Plans to our current executives.

Oversight of Compensation Programs

The Compensation Committee is composed entirely of independent, non-employee members of the Board. The Compensation Committee has overall responsibility for setting the compensation for the Chief Executive Officer and for approving the compensation of the other executive officers, including the other named executive officers. The Compensation Committee also oversees and advises the Board of Directors on the adoption of policies that govern the Company’s compensation programs and administers the Company’s Incentive Plan and other long-term incentive compensation plans. The Compensation Committee regularly meets with its independent executive compensation consultant, Longnecker, who assists and advises the Compensation Committee on all aspects of its

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executive compensation program. Longnecker provides no other services to the Company. The services Longnecker provides include:

•	analyzing the appropriateness of the 2014 Industry Peer Group (discussed below);

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations to the Compensation Committee, as necessary; and

•	evaluating how well our compensation programs adhere to the philosophies and principles of the Company.

The Compensation Committee also receives data, advice and counsel from Longnecker on matters pertaining to director compensation.

Executive Compensation Objectives and Features

Objectives

The guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy; (2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives; and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation, with the goal of focusing a growing portion of the total compensation package on a balance of short-term and long-term performance-based incentives; (b) aligning incentive plan goals with shareholder value-added measures; and (c) having an open and objective discussion with management and the Compensation Committee in setting goals for and measuring performance of the named executive officers.

We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding the short-term operational and financial goals and furthering the long-term strategy of the Company without subjecting the Company to excessive or unnecessary risk. Specifically, the components of our executives’ compensation, such as base salaries, bonuses and equity awards, are evaluated and determined on a periodic basis to ensure the amount and type of compensation received by each executive corresponds to the executive’s performance and goals for the Company’s performance.

Compensation Philosophy

We target executive salaries plus annual cash bonus near the median of market ranges for competitive performance and target total direct pay between the 50th and the 75th percentile, based on the Compensation Committee’s assessment of how the Company performed relative to the 2014 Industry Peer Group. Total direct pay is defined as base salary, plus annual cash bonus, plus the three-year average of fair value of annual awards of options, restricted stock, and stock appreciation rights (of which all outstanding are expected to be settled in cash). Base salary is generally set at a level commensurate with the base pay of executives with similar responsibilities at companies in our 2014 Industry Peer Group. Our Chief Executive Officer annually reviews each executive’s performance, the performance of the Company and information regarding total cash compensation of executives in comparable positions with our 2014 Industry Peer Group and makes a recommendation to the Compensation Committee regarding each executive’s cash bonus for the applicable year. The cash bonus is tied to a percentage of the executive’s salary, with a pre-determined target percentage. See also “Annual Incentive Bonus.”

To determine the appropriate amount and mix of total compensation for each executive, the Compensation Committee reviews the recommendations made by our Chief Executive Officer, information regarding total compensation paid by our 2014 Industry Peer Group and other compensation survey information developed and provided by our compensation consultant. The Compensation Committee generally seeks to provide each executive with total compensation, comprised of the cash portion and the equity-based portion, with a value within the range of values of total compensation provided to executives with similar responsibilities with our 2014 Industry Peer Group.

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Based on its reviews of total compensation and such other factors, the Compensation Committee believes that the total compensation paid to the named executive officers is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Compensation Should be Benchmarked

Carrizo operates in an environment where competition for executive talent is highly competitive. The Compensation Committee engages its compensation consultant to conduct annual assessments of our industry peer group in order to ensure each peer remains appropriate year-over-year. In order to accomplish this and position the Compensation Committee to make informed decisions, our compensation consultants assessed over 50 potential peers based on multiple metrics, including revenue, assets, market cap, enterprise value and operational similarity. The consultant narrows down potential peers base on a size similarity process whereby the best choice of peers in the exploration and production industry are within a range of 0.5 to 3.0 times the Company for the various metrics. Final peer group selections were made from within this group and are based on operational similarity and with whom we compete with for talent. The Compensation Committee approves any revisions to the peer group on an annual basis. The following 14 companies comprised the industry peer group used in 2014 (the “2014 Industry Peer Group”) in connection with executive compensation decisions:

2014 Industry Peer Group (In millions)
		Year Ended December 31, 2014	As of December 31, 2014
Company Name	Ticker	Oil & Gas Revenue	Assets	Market Cap	Enterprise Value	% Proved Oil Reserves	% Proved Gas/NGL Reserves
Oasis Petroleum Inc.	OAS	$1,390	$5,938	$1,676	$4,330	87%	13%
Halcòn Resources Corporation	HK	1,146	6,434	762	4,464	82%	18%
Rosetta Resources Inc.	ROSE	1,011	4,251	1,372	3,338	24%	76%
Laredo Petroleum, Inc.	LPI	794	3,933	1,487	3,258	57%	43%
Carrizo Oil & Gas, Inc.	CRZO	710	2,981	1,919	3,263	67%	33%
Gulfport Energy Corporation	GPOR	671	3,632	3,575	4,135	6%	94%
Bonanza Creek Energy, Inc.	BCEI	559	2,006	991	1,821	61%	39%
Comstock Resources Inc.	CRK	555	2,274	319	1,392	20%	80%
Swift Energy Company	SFY	548	2,173	178	1,250	26%	74%
PDC Energy, Inc.	PDCE	546	2,341	1,483	2,138	40%	60%
Bill Barrett Corporation	BBG	464	2,244	564	1,227	69%	31%
Northern Oil and Gas, Inc.	NOG	432	2,027	345	1,134	88%	12%
Resolute Energy Corporation	REN	329	1,455	102	883	86%	14%
Kodiak Oil & Gas Corp.(1)	KOG	—	—	—	—	—%	—%
CRZO Percentile Rank		67%	58%	92%	67%

(1) Effective December 8, 2014, Kodiak Oil & Gas Corp. was acquired by Whiting Petroleum Corporation.

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The Compensation Committee uses this data from the 2014 Industry Peer Group, in conjunction with published industry survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the Compensation Committee uses the data to evaluate how, for each executive position, the Compensation Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the labor market in which we compete for executives. The Company is generally near the median of its selected industry peer group in relation to revenue and enterprise value.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our 2014 Industry Peer Group. The Compensation Committee reviews comparable salary information provided by Longnecker as one factor to be considered in determining the base pay for the named executive officers and aims for base salary for our executives to be around the median of our industry peer group. Other factors the Compensation Committee considers in determining base pay for each of the named executive officers are the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries. The employment agreements of the named executive officers provide that base salary will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in the base salary generally awarded in the ordinary course of business to our other executives. The Chief Executive Officer may make recommendations regarding increases in salaries to account for changes in salaries paid to comparable executives at the companies in our 2014 Industry Peer Group. The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base salary of the named executive officers in its discretion.

In March 2014, the Compensation Committee reviewed the base salary of the named executive officers serving at that time and awarded increases effective April 1, 2014. Base salaries were increased in recognition of the Company’s record oil production and revenues, and in keeping with the Company’s desire to remain competitive in the marketplace for executives. In March 2015, due primarily to the change in market conditions and commodity prices since the fourth quarter of 2014, the Chief Executive Officer recommended, and the Compensation Committee approved, base salaries of the named executive officers will remain unchanged in 2015. See also “Executive Compensation—Employment Agreements.”

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Named Executive Officer	2015 Salary	2014 Salary
S. P. Johnson IV	$650,000	$650,000
Brad Fisher	470,000	470,000
David L. Pitts	350,000	350,000
Richard H. Smith	335,000	335,000
Gregory F. Conaway	220,375	220,375

Annual Incentive Bonus

Beginning in 2014, the Compensation Committee determined certain operational and financial metrics based on the Company’s performance would be considered in determining the annual bonuses for executive officers. Such metrics used by the Compensation Committee for annual incentive bonus are calculated differently for compensation purposes than what the Company may from time to time include in earnings guidance or public filings. The performance levels for each metric were approved by the Compensation Committee based on the Company’s 2014 corporate plan and the Compensation Committee’s discussions with its independent compensation consultant. The table below sets forth the operational and financial metric targets and actual performance.

Operational (50%)	Target	Actual	% of Target
Reserve Replacement Ratio	231%	374%	162%
Average Daily Oil Production	16,150	18,441	114%
Drilling, Finding and Development Cost per Boe	$23.01	$20.09	113%
Production and G&A Expense per Boe	$15.40	$13.67	111%

Financial (50%)	Target	Actual	% of Target
Eagle Ford Completion Cost per Stage	$200,000	$189,500	105%
Drilling and Completion Capital Expenditures	$705.0 million	$712.0 million	99%
Adjusted EBITDA	$545.0 million	$522.6 million	96%

Operational and Financial Metric Average			113%

Target annual bonus levels as a percentage of base salary for 2014 were compared to the market and determined by our compensation consultant to be competitive: Mr. Johnson - 100%; Mr. Fisher - 90%; Mr. Pitts - 90%; Mr. Smith - 80%; Mr. Conaway - 70%; Mr. Boling - 90%; and Mr. Evans - 80%. For 2014, each executive’s annual bonus opportunity ranged from zero to 100% of target depending on the actual level of Company performance versus the operational and financial metric targets and consideration of each individual’s achievements and performance during the year. The Company’s actual results exceeded each metric with the exception of Adjusted EBITDA and drilling and completion capital expenditures. Adjusted EBITDA was lower than anticipated primarily as a result of the decline in commodity prices in the fourth quarter of 2014. Drilling and completion capital expenditures were below the target performance level as a result of a $40.0 million increase to the Company’s initial 2014 drilling and completion capital expenditure plan to fund increased drilling and completion activity, as well as increased spending on facilities in the Eagle Ford. These increases to the capital expenditure plan were announced in May and August 2014, subsequent to the date the performance target was established, but the target was not increased accordingly. In March 2015, while acknowledging that the leadership team executed beyond many of the targets and exceeded the operational and financial metric average target, the Compensation Committee approved annual incentive bonuses at only 75% of the target levels in recognition of the challenging commodity pricing environment that began in the latter part of 2014. The target and actual payout amounts are set forth below:

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Named Executive Officer	Target Payout	Actual Payout	% of Target
S.P. Johnson IV	$650,000	$487,500	75%
Brad Fisher	423,000	317,250	75%
David L. Pitts	315,000	236,250	75%
Richard H. Smith	268,000	201,000	75%
Gregory F. Conaway(1)	154,263	115,697	75%

(1)    Mr. Conaway became an executive officer effective September 22, 2014.

The Compensation Committee has determined that the following operational and financial metrics based on the Company’s performance will be considered in determining the annual incentive bonus for executive officers in 2015 (which are currently expected to be paid in 2016). These metrics are substantially the same metrics used to determine annual incentive bonuses for all Carrizo employees.

2015 Operational and Financial Metrics
Average Daily Oil Production (Bbls/d)
Drill-Bit Finding and Development Cost ($/Boe)
Lease Operating and General and Administrative Expense ($/Boe)

The performance levels for each metric were approved by the Compensation Committee based on the Company’s 2015 corporate plan, and the Compensation Committee’s discussions with our independent compensation consultants.

Long-Term Equity Incentive Awards

The objectives of our long-term incentive plan are (1) to attract and retain the services of key employees, qualified independent directors, and qualified consultants and independent contractors and (2) to encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success. We intend to achieve these objectives by making awards designed to provide participants in the plan with a proprietary interest in our growth and performance. Long-term equity-based compensation is tied to shareholder return.

Determining Award Structure

Our long-term equity-based compensation program was enhanced in March 2014 to replace the use of stock appreciation rights and introduce performance share awards for our executives. The Compensation Committee chose to maintain the use of restricted stock unit awards for the 2014 grants because the majority of the Company’s competitors have shifted to these types of awards and away from stock options or stock appreciation right awards. In addition, in the Compensation Committee’s opinion, restricted stock unit awards provide a more effective retention incentive than stock options or stock appreciation rights. As such, in consultation with Longnecker, the 2014 program included awards to our executives of performance share awards and restricted stock unit awards with a production target contingency. The Compensation Committee approved for our executives’ long-term equity incentive awards a mix of 25% performance shares and 75% restricted stock unit awards.

Additionally, the Compensation Committee has over time increased its use of awards which vest only if certain Company performance targets are met, allowing the Company to avail itself of the benefits of Section 162(m) of the Code, which is described below under “—Tax Considerations of Executive Compensation—Section 162(m) of the Internal Revenue Code.” The Compensation Committee ultimately makes a decision regarding the levels of awards granted to the named executive officers at its discretion. The awards generally vest in one-third increments over a three year period if the applicable performance target has been met, although the Compensation Committee has also granted awards that have different vesting schedules. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

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Setting the Target Award Opportunity

Each year, the Compensation Committee establishes a target dollar value long-term incentive opportunity for each named executive officer, taking into consideration market data obtained from Longnecker as previously described. The Compensation Committee then makes annual grants of long-term equity awards, in 2014 restricted stock units and performance shares, as appropriate. The equity awards are made after the Compensation Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its compensation decisions for the current fiscal year.

Prior to granting an award, the Compensation Committee has the discretion to increase or decrease the dollar value of a named executive officer’s long-term incentive from the predetermined target based on an assessment of the officer’s individual contribution to the Company’s results. For named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are considered. The Compensation Committee considers both the target dollar value of the long-term incentive and the potential dilutive effect on the Company’s outstanding shares of common stock in determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives. The Compensation Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans compared to the total amount of the Company’s outstanding common stock.

For reasons described above under “—Executive Compensation Program Objectives and Principles—Compensation Levels Should be Market Competitive,” we generally establish, and in 2014 did establish, long-term incentive awards at target levels that approximate an average of the 75th percentile of our Industry Peer Group.

Performance Shares

Based on the 2013 target award opportunity, in March 2014, the following number of performance shares were awarded to the named executive officers at the time of grant: Mr. Johnson — 15,020, Mr. Fisher — 8,140, Mr. Boling — 4,774, Mr. Evans — 3,465, and Mr. Pitts — 3,777. Performance shares will vest and be earned three years from the date of grant based on the achievement of two performance metrics: (1) relative TSR and (2) production goals.

Relative TSR. The actual number of performance shares that our executives may earn, can range from zero to 200% of target, based on the Company’s TSR relative to our 2014 Industry Peer Group at the end of a three year performance period. The actual number of performance shares that may be earned at various levels of relative TSR were approved by the Compensation Committee and is based on the following structure:

Relative TSR Ranking	Payout Multiplier
100th Percentile	200%
75th Percentile	150%
50th Percentile	100%
25th Percentile	50%
<25th Percentile	—%

Linear interpolation is used to calculate the payout for performance that falls between the percentiles listed above.

In addition, subject further to the TSR performance goal above, awards of performance shares were contingent upon the Company achieving a production target. The target set by the Compensation Committee was average daily production of the Company for the quarter ended June 30, 2014 of at least (a) 22,266 barrels of oil equivalent per day (“Boe/d”), if the Company’s average realized price was greater than or equal to $75 per Bbl for oil and $3 per Mcfe for natural gas including natural gas liquids for such quarter, or (b) 17,812 Boe/d, if the Company’s average realized

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price was less than $75 per Bbl for oil or less than $3 per Mcfe for natural gas including natural gas liquids for such quarter, in each case excluding the impacts of derivative settlements on the average realized prices and impacts of oil and gas property acquisitions and divestitures on daily production (the “2014 Production Condition”). On July 2, 2014, the Compensation Committee certified that the 2014 Production Condition was met as production for the quarter ended June 30, 2014 was 33,319 Boe/d.

Restricted Stock Units

The Compensation Committee has granted restricted stock units that vest ratably over a three year period to deliver a meaningful long-term incentive by benefiting from the increase in the value of our share price, that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

Restricted stock unit grants to the named executive officers in March 2014 represented 75% of the executives’ total target long-term incentive opportunity. The number of restricted stock units granted were determined by dividing this portion of the executive’s long-term incentive opportunity by the average of the high and low sale price of the Company’s common stock on the date of grant.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. In addition to this service condition, the restricted stock units awards were contingent upon the Company’s achievement of the 2014 Production Condition. As described above, on July 2, 2014 the Compensation Committee certified that the 2014 Production Condition had been met. Because the 2014 Production Condition was met, one-third of the units vested on March 17, 2015, and an additional one-third of the units will vest, if at all, on March 17, 2016 and March 17, 2017, respectively.

The following table provides the total number of restricted stock units awarded to each executive in March 2014, based on the 2013 target award opportunity, as part of the annual compensation review process.

Named Executive Officer	2014 LTI Award
S.P. Johnson IV	64,261
Brad Fisher	34,823
David L. Pitts	16,160
Richard H. Smith	12,948
Gregory F. Conaway	2,769

Retired Officer
Paul F. Boling	20,425
Gregory E. Evans	14,823

Other Awards

Also in March 2014, in recognition of significant individual achievements accomplished by Messrs. Johnson and Pitts and to incentivize the continued successful development of the Company’s assets, Mr. Johnson was granted a special one-time award of 52,318 restricted stock unit awards with a grant date fair value of $2.5 million and Mr. Pitts was granted a special one-time award of 20,928 restricted stock unit awards with a grant date fair value of $1.0 million. As discussed in more detail under “2014 Performance Highlights” and “Executive Compensation Components-Annual Incentive Bonus,” the Company achieved each target with the exception of Adjusted EBITDA and drilling and completion capital expenditures, and achieved record oil production in 2014 of 18,921 Bbls per day, under Mr. Johnson’s leadership.

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Under each special one-time award, the restricted stock unit award will cliff vest at the end of a three year period assuming Mr. Johnson’s and Mr. Pitts’ continuous employment with the Company. In addition to the service conditions, these special one-time restricted stock units awards were contingent upon the Company’s achievement of the 2014 Production Condition. On July 2, 2014 the Compensation Committee certified that the 2014 Production Condition had been met. Because the 2014 Production Condition was met, the special one-time awards will vest, if at all, on March 17, 2017. These special awards increased the reportable compensation for each individual from 2013 to 2014 by a greater percentage as compared to previous years.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2014, the Board of Directors reaffirmed that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and the NASDAQ Stock Market.

Severance and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control. The employment agreements contain pay and benefits provisions that we believe are comparable to similar provisions employed by a majority of the companies in our 2014 Industry Peer Group. The Compensation Committee believes these agreements encourage executives to remain in our employment, including in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

Perquisites and Other Benefits

We pay premiums for supplemental life insurance for some of the named executive officers and make matching 401(k) contributions for all of the named executive officers and all of our other employees. We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our 2014 Industry Peer Group. In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but the Company has since adopted a policy that it will not grant any overriding royalty interests to its named executive officers.

Tax Considerations of Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally limits (to $1.0 million per covered executive) the deductibility for federal income tax purposes of compensation paid to each of the executive officers other than the Chief Financial Officer, unless such compensation qualifies as “performance-based compensation.” The Compensation Committee and the Board of Directors will take deductibility or non-deductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts. As noted above, the Compensation Committee took Section 162(m) into account in 2014 in its use of performance-based equity compensation.

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Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to employees is subject to Section 409A of the Code, the Company intends that these elements be compliant so that the employees are not subject to income inclusion at vesting and the additional income taxes imposed by Section 409A. Section 409A requires that “deferred compensation” either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A become applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends to operate its compensation arrangements so that they are compliant with or exempt from Section 409A and therefore, in 2008, amended or modified its compensation programs and awards, including the employment agreements, to the extent necessary to make them compliant or exempt. The employment agreements of the named executive officers, except Mr. Conaway who was hired in July 2011 after the Company’s May 2011 adoption of its policy against tax gross-up payments, provide that the Company will provide additional payments in the event that an additional tax is imposed under Section 409A.

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, we have recommended to the Company’s Board of Directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders.

The Compensation Committee

Roger A. Ramsey
F. Gardner Parker
Robert F. Fulton

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Executive Compensation

Summary Compensation Table

The following table sets forth the compensation during 2014, 2013 and 2012 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated named executive officers serving as of December 31, 2014 (collectively, the “named executive officers”).

Named Executive				Stock	Option	All Other
Officer and		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
S. P. Johnson IV	2014	$637,000	$487,500	$6,594,365	$—	$25,559	$7,744,424
President and	2013	583,000	600,000	2,577,516	833,303	17,048	4,610,867
Chief Executive Officer	2012	538,000	412,500	2,385,004	535,801	15,826	3,887,131

Brad Fisher	2014	$461,000	$317,250	$2,218,771	$—	$14,085	$3,011,106
Vice President and	2013	423,000	391,500	4,194,047	547,800	12,670	5,569,017
Chief Operating Officer	2012	392,000	270,000	1,533,626	344,281	15,516	2,555,423

David L. Pitts	2014	$345,000	$236,250	$2,029,659	$—	$30,141	$2,641,050
Vice President and	2013	323,000	264,000	845,240	267,481	18,639	1,718,360
Chief Financial Officer	2012	303,000	186,000	732,422	160,171	16,680	1,398,273

Richard H. Smith	2014	$330,000	$201,000	$825,015	$—	$29,388	$1,385,403
Vice President of Land	2013	308,000	252,000	703,811	220,213	17,886	1,501,910
	2012	288,000	177,000	591,024	127,302	16,787	1,200,113
Gregory F. Conaway
Vice President and	2014	$218,000	$115,697	$132,317	$—	$15,304	$481,318
Chief Accounting Officer

Paul F. Boling
Former Chief Financial,	2014	$226,000	$203,449	$1,301,365	$—	$64,565	$1,795,379
Officer Vice President,	2013	343,000	315,000	1,011,895	320,212	18,699	2,008,806
Secretary and Treasurer	2012	323,000	222,750	938,819	206,351	17,164	1,708,084

Gregory E. Evans	2014	$330,000	$268,800	$944,462	$—	$425,579	$1,968,841
Former Vice President of	2013	323,000	231,000	816,679	260,373	21,463	1,652,515
Exploration	2012	303,000	162,750	732,422	160,171	17,163	1,375,506

(1)	The amounts shown for 2014, 2013 and 2012 include amounts earned with respect to 2014, 2013 and 2012. but paid in 2015, 2014 and 2013, respectively.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 10 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. See “Grants of Plan-Based Awards Table” for information on restricted stock unit and performance share awards that we granted in 2014.

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(3)	The amounts shown as “All Other Compensation” for the named executive officers include the following:

	Year	Mr. Johnson	Mr. Fisher	Mr. Pitts	Mr. Smith	Mr. Conaway	Mr. Boling	Mr. Evans
Matching contributions	2014	$9,267	$10,275	$15,600	$15,600	$13,069	$13,500	$15,600
under the 401(k) Plan	2013	11,958	10,590	15,300	15,300	—	15,300	15,300
	2012	10,563	10,729	12,500	12,500	—	12,500	12,500
Financial consulting services	2014	$10,000	$—	$10,000	$10,000	$—	$10,000	$10,000
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Other compensation	2014	$6,292	$3,810	$4,541	$3,788	$2,235	$455	$7,365
	2013	5,090	2,080	3,339	2,586	—	3,399	6,163
	2012	5,263	4,787	4,180	4,287	—	4,664	4,663
Retirement benefits(a)	2014	$—	$—	$—	$—	$—	$40,610	$392,614
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

(a)	Messrs. Boling and Evans retired from the Company in 2014. Mr. Boling’s retirement benefits include accrued but unused vacation of $35,577 and $5,033 related to the continuation of medical, vision and dental insurance. Mr. Evans’s retirement benefit include accrued but unused vacation of $26,012 and a payment of $366,602 pursuant to his separation agreement.

The amounts presented for long-term equity-based compensation (comprised of restricted stock units and performance share awards) in the Summary Compensation Table are based on the grant date fair value computed in accordance with FASB ASC Topic 718. However, the actual amount realized or realizable to the individual can and does vary significantly from the grant date fair value amounts. For instance, the grant date fair value of the long-term equity-based compensation awarded to our Chief Executive Officer in 2014 was approximately $6.6 million (based on a grant date fair value of $47.79 for restricted stock units and $68.15 for performance share awards), representing approximately 85% of his total 2014 compensation of approximately $7.7 million. However, the realizable value of our Chief Executive Officer’s 2014 long-term equity-based compensation at December 31, 2014 was approximately $5.5 million (based on the Company’s December 31, 2014 stock price of $41.60 for restricted stock units and performance share awards). We believe that this decrease of $1.1 million effectively illustrates the high correlation between the change in (1) the Company’s stock price and (2) our Chief Executive Officer’s long-term equity-based compensation.

Similarly, the total long-term equity-based compensation of our Chief Executive Officer was approximately $12.7 million for the three year period reflected in the Summary Compensation Table (based on grant date fair values) compared with a total realizable value of approximately $15.5 million (based on the Company’s stock price as of December 31, 2014 for all unvested restricted stock units, cash-settled stock appreciation rights and performance share awards, and the Company’s stock price on the date that restricted stock units and cash-settled stock appreciation rights vested), an increase of approximately $2.8 million, or $0.9 million a year on average.

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Grants of Plan-Based Awards

The table below contains information with respect to grants of plan-based awards to the named executive officers during 2014.

		Estimated Future Payouts Under
		Equity Incentive Plan Awards
						Grant Date Fair
					All Other Stock	Value of Stock
Named	Grant	Threshold	Target	Maximum	Awards: Number of	Awards
Executive Officer	Date	(#)	(#)	(#)	Shares or Units (#)	($)(1)
S.P. Johnson IV	3/12/2014				64,261(3)	$3,070,712
	3/12/2014				52,318(4)	2,500,016
	3/28/2014	—	15,020(2)	30,040		1,023,637
Brad Fisher	3/12/2014				34,823(3)	$1,664,017
	3/28/2014	—	8,140(2)	16,280		554,754
David L. Pitts	3/12/2014				16,160(3)	$772,206
	3/12/2014				20,928(4)	1,000,044
	3/28/2014	—	3,777(2)	7,554		257,409
Richard H. Smith	3/12/2014				12,948(3)	$618,720
	3/28/2014	—	3,027(2)	6,054		206,295
Gregory F. Conaway	3/12/2014				2,769(5)	$132,317
Paul F. Boling	3/12/2014				20,425(3)	$976,009
	3/28/2014	—	4,774(2)	9,548		325,356
Gregory E. Evans	3/12/2014				14,823(3)	$708,317
	3/28/2014	—	3,465(2)	6,930		236,145

(1)	Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 10 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The grant date fair value of restricted stock units is based on the average high and low stock price of our Common Stock on the NASDAQ Global Select Market on the date of grant. The grant date fair value of performance share awards is based on a Monte Carlo valuation model.
(2)	Represents performance share awards (target amount) granted under the Incentive Plan that vest in a single installment on March 28, 2017 based on the TSR of the Company’s common stock relative to the TSR achieved by our 2014 Industry Peer Group, subject to the satisfaction of a performance target. On July 2, 2014, the Compensation Committee certified that the performance target had been met.
(3)	Represents restricted stock units granted under the Incentive Plan that vest in one-third increments on March 17, 2015, March 17, 2016 and March 17, 2017, subject to the satisfaction of a performance target. On July 2, 2014, the Compensation Committee certified that the performance target had been met.
(4)	Represents restricted stock units granted under the Incentive Plan that vest in a single installment on March 17, 2017, subject to the satisfaction of a performance target. On July 2, 2014, the Compensation Committee certified that the performance target had been met.
(5)	Represents restricted stock units granted under the Incentive Plan that vest in one-third increments on March 17, 2015, March 17, 2016 and March 17, 2017.

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Outstanding Equity Awards at Fiscal Year-End

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
										Equity		Equity
										Incentive		Incentive
										Plan		Plan Awards:
										Awards:		Market or
										Number of		Payout
	Number of		Number of				Number of			Unearned		Value of
	Securities		Securities				Shares or		Market Value of	Shares or		Unearned
	Underlying		Underlying				Units of		Shares or	Units of		Shares or
	Unexercised		Unexercised		Option		Stock That		Units of Stock	Stock That		Units of Stock
	Options		Options		Exercise	Option	Have Not		That Have Not	Have Not		That Have Not
Named Executive	(#)		(#)		Price	Expiration	Vested(1)		Vested	Vested(1)		Vested
Officer	Exercisable(1)		Unexercisable(1)		($)	Date	(#)		($)(2)	(#)		($)(2)
S. P. Johnson IV	133,062	(3)	—		$20.22	6/3/2016
	27,848	(3)	—		20.22	6/3/2016
	219,279	(3)	—		17.28	7/13/2017
	35,809	(4)	8,953	(4)	25.56	5/18/2016
	20,791	(6)	41,582	(6)	28.68	6/18/2017
							29,422	(5)	$1,223,955
							61,453	(6)	2,556,445
							64,261	(8)	2,673,258
							52,318	(9)	2,176,429
										15,020	(13)	$624,832
Brad Fisher	—		5,753	(4)	$25.56	5/18/2016
	—		27,335	(6)	28.68	6/18/2017
							18,905	(5)	$786,448
							40,398	(6)	1,680,557
							67,880	(7)	2,823,808
							34,823	(8)	1,448,637
										8,140	(13)	$338,624
David L. Pitts	2,145	(3)	—		$37.99	7/14/2015
	5,352	(4)	2,677	(4)	25.56	5/18/2016
	6,674	(6)	13,347	(6)	28.68	6/18/2017
	—		—		—	—	8,796	(5)	$365,914
	—		—		—	—	19,726	(6)	820,602
	—		—		—	—	16,160	(8)	672,256
							20,928	(9)	870,605
										3,777	(13)	$157,123
Richard H. Smith	—		2,127	(4)	$25.56	5/18/2016
	—		10,989	(6)	28.68	6/18/2017
							6,991	(5)	$290,826
							16,240	(6)	675,584
							12,948	(8)	538,637
										3,027	(13)	$125,923
Gregory F. Conaway							1,228	(10)	$51,085
							3,063	(11)	127,421
							2,769	(12)	115,190
Paul F. Boling							10,212	(8)	$424,819
										4,774	(13)	$198,598
Gregory E. Evans	8,676	(3)	—		$37.99	7/14/2015
	5,352	(6)	—		25.56	5/18/2016
							8,796	(5)	$365,914
							19,202	(6)	798,803
							14,823	(8)	616,637
										3,465	(13)	$144,144

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(1)	Represents awards subject to a performance contingency, which the Compensation Committee certified that the production target had been met.
(2)	Based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2014 ($41.60 per share).
(3)	Represents an award of cash-settled stock appreciation rights that were fully vested as of December 31, 2014.
(4)	Represents an award of cash-settled stock appreciation rights that vest in increments of 40% on May 29, 2013, 40% on May 29, 2014 and 20% on May 29, 2015.
(5)	Represents an award of restricted stock units that vest in one-third increments on May 29, 2013, May 29, 2014 and May 29, 2015.
(6)	Represents an award of cash-settled stock appreciation rights or restricted stock units that vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016.
(7)	Represents an award of restricted stock units that cliff vest on September 25, 2016.
(8)	Represents an award restricted stock units that vest in one-third increments on March 17, 2015, March 17, 2016 and March 17, 2017. Upon Mr. Boling’s retirement, the Compensation Committee agreed to accelerate the vesting of this award of shares in one-half increments on August 13, 2014 and February 27, 2015.
(9)	Represents an award of restricted stock units that cliff vest on March 17, 2017.
(10)	Represents an award of time-vested restricted stock units, not subject to a performance contingency, that vest in one-third increments on May 29, 2013, May 29, 2014 and May 29, 2015.
(11)	Represents an award of time-vested restricted stock units, not subject to a performance contingency, that vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016.
(12)	Represents an award of time-vested restricted stock units, not subject to a performance contingency, that vest in one-third increments on March 17, 2015, March 17, 2016 and March 17, 2017.
(13)	Represents performance-based TSR awards that are presented at 100% of the target award that cliff vest on March 28, 2017. The number of shares of common stock issuable upon vesting range from zero to 200% of the targeted shares granted based upon the performance of the Company’s TSR relative to our 2014 Industry Peer Group at the end of a three year performance period.

Option Exercises and Stock Vested

The following table shows information concerning the amounts realized by the named executive officers on the exercise of options to purchase our Common Stock, the exercise of cash-settled stock appreciation rights, and the vesting of restricted stock units and restricted stock awards during 2014:

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Named	Exercise(1)/SARs	on Exercise	Acquired on Vesting	on Vesting
Executive Officer	Exercised (#)	($)	(#)(2)	($)(3)
S.P. Johnson IV	51,252	$1,471,830	77,127	$4,518,871
Brad Fisher	81,865	2,084,527	49,581	2,904,951
David L. Pitts	19,767	510,339	23,923	1,401,649
Richard H. Smith	26,968	676,746	19,684	1,153,286
Gregory F. Conaway	—	—	3,855	233,519
Paul F. Boling	55,778	1,511,110	75,450	4,438,228
Gregory E. Evans	29,688	545,249	23,720	1,389,755

(1)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares sold to cover the option exercise price or applicable tax obligations.
(2)	Represents the gross number of shares acquired upon vesting of restricted stock units, without taking into account any shares sold to satisfy applicable tax obligations.
(3)	Represents the value realized on vesting based on the vesting date closing price per share of our Common Stock on the NASDAQ Global Select Market.

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Employment Agreements

The Company has entered into employment agreements with each of the named executive officers listed below. The following chart shows the annual base salaries for named executive officers as of December 31, 2014.

Annual
Named Executive Officer and Current Position	Salary
S. P. Johnson IV President and Chief Executive Officer	$650,000
Brad Fisher Vice President and Chief Operating Officer	470,000
David L. Pitts Vice President and Chief Financial Officer	350,000
Richard H. Smith Vice President of Land	335,000
Gregory F. Conaway Vice President and Chief Accounting Officer	220,375

The employment agreements each have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the applicable agreement) that gives rise to termination of employment occurs. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Mr. Johnson’s employment agreement provides that he will serve as President, Chief Executive Officer and a member of the Board of Directors. Upon termination of employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in the applicable agreement), or if employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by the employee for good reason (as defined in the applicable agreement), under the agreements the employee will generally be entitled to (1) an immediate lump sum cash payment equal to 145% for Messrs. Johnson and Fisher and 97% in the case of Messrs. Pitts, Smith and Conaway (363% for Mr. Johnson, 266% for Mr. Fisher and 145% for Messrs. Pitts, Smith and Conaway, if termination occurs after or in anticipation of a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% for Mr. Johnson, 90% in the case of Mr. Fisher, 80% in the case of Messrs. Pitts and Smith and 50% in the case of Mr. Conaway of his annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in the applicable agreement), an immediate lump sum cash payment equal to 3% of the employee’s annual base salary, (4) continued medical and dental benefits coverage for the employee and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock options, restricted stock awards, restricted stock unit awards and any other equity-based awards previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term. Notwithstanding this provision, each of the Company’s performance-based restricted stock units awarded to the named executive officers since December 14, 2008 have provided that in no event would such accelerated vesting occur in the event of a termination without cause or for good reason prior to a change in control unless the performance condition underlying the awards has been satisfied.

34

If employment terminates due to the death of the employee and other than during a window period, the Company will provide continued medical and dental benefits coverage for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. Under the employment agreements of Messrs. Johnson, Fisher, Pitts and Smith, the Company will also provide the employee with supplemental term life insurance protection with a death benefit as shown in the table below.

The salaries in each of these agreements are subject to periodic review and provide for increases generally consistent with increases in base salary awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans to the extent such plans are generally applicable to the other executive officers of the Company. The agreements each provide for an annual bonus in an amount generally comparable to the annual bonus of other Company executives, taking into account the individual’s position, responsibilities and accomplishments.

In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys’ fees pending a dispute if the termination occurred within two years after a change in control (as defined in the applicable agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control. The employment agreements of each of the named executive officers, except Mr. Conaway who was hired after the adoption of the Company’s policy against tax gross-up payments, also provide that such employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control as well as a gross-up payment to offset the effect of any additional taxes imposed under Section 409A of the Code. Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

35

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following table provides a summary of the potential payments to each of the named executive officers in connection with certain termination events, including a termination related to a change of control of our company.

Named Executive Officer	Voluntary Termination (No Good Reason/No Change of Control) or Involuntary For Cause Termination	Good Reason/ Involuntary Not for Cause Termination or Disability	Change of Control Termination (Involuntary, Good Reason, Voluntary)	Death
S.P. Johnson IV(1)
Severance payments	$—	$1,612,000	$3,029,000	$—
Unvested and accelerated stock appreciation rights(2)	—	680,846	680,846	680,846
Unvested and accelerated restricted shares(3)	—	8,630,086	8,630,086	8,630,086
Unvested and accelerated performance shares(4)	—	624,832	624,832	624,832
Supplemental life insurance benefits (5)	—	—	—	1,300,000
Disability benefits (6)	—	—	—	—
Benefits continuation	—	5,634	5,634	5,634
Total	$—	$11,553,398	$12,970,398	$11,241,398

Brad Fisher(1)
Severance payments	$—	$1,118,600	$1,687,300	$—
Unvested and accelerated stock appreciation rights(2)	—	445,446	445,446	445,446
Unvested and accelerated restricted shares(3)	—	6,739,450	6,739,450	6,739,450
Unvested and accelerated performance shares(4)	—	338,624	338,624	338,624
Supplemental life insurance benefits (5)	—	—	—	893,000
Disability benefits (6)	—	—	—	—
Benefits continuation	—	5,634	5,634	5,634
Total	$—	$8,647,754	$9,216,454	$8,422,154

David L. Pitts(1)
Severance payments	$—	$630,000	$798,000	$—
Unvested and accelerated stock appreciation rights(2)	—	215,382	215,382	215,382
Unvested and accelerated restricted shares(3)	—	2,729,376	2,729,376	2,729,376
Unvested and accelerated performance shares(4)	—	157,123	157,123	157,123
Supplemental life insurance benefits (5)	—	—	—	630,000
Disability benefits (6)	—	—	—	—
Benefits continuation	—	4,710	4,710	4,710
Total	$—	$3,736,591	$3,904,591	$3,736,591

Richard H. Smith(1)
Severance payments	$—	$603,000	$763,800	$—
Unvested and accelerated stock appreciation rights(2)	—	176,095	176,095	176,095
Unvested and accelerated restricted shares(3)	—	1,505,046	1,505,046	1,505,046
Unvested and accelerated performance shares(4)	—	125,923	125,923	125,923
Supplemental life insurance benefits (5)	—	—	—	603,000
Disability benefits (6)	—	—	—	—
Benefits continuation	—	5,634	5,634	5,634
Total	$—	$2,415,698	$2,576,498	$2,415,698

Gregory F. Conaway(1)
Severance payments	$—	$330,563	$436,343	$—
Unvested and accelerated stock appreciation rights(2)	—	—	—	—
Unvested and accelerated restricted shares(3)	—	293,696	293,696	293,696
Unvested and accelerated performance shares(4)	—	—	—	—
Life insurance proceeds(5)	—	—	—	—
Disability benefits (6)	—	—	—	—
Benefits continuation	—	5,634	5,634	5,634
Total	$—	$629,893	$735,673	$299,330

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(1)	Information in this table assumes a termination date of December 31, 2014 and a price per share of our Common Stock of $41.60 (the closing market price per share on December 31, 2014).
(2)	Represents the value of accelerated vesting of cash-settled stock appreciation rights that were unvested at December 31, 2014 based on the difference between the exercise price and the closing market price per share of our common stock on December 31, 2014.
(3)	Represents the value of accelerated vesting of shares of restricted stock units that were unvested at December 31, 2014 based on the closing market price per share of our common stock on December 31, 2014.
(4)	Represents the value of accelerated vesting of shares of performance-based TSR awards that were unvested at December 31, 2014 based on 100% of the target award and the closing market price per share of our common stock on December 31, 2014.
(5)	Represents the death benefit of company provided supplemental life insurance.
(6)	The named executive officers are not eligible for any disability benefits that are not available to our other employees.

Payments to the Retired Named Executive Officers Upon Termination

The following table provides a summary of the payments to each of the retired named executive officers.

	Paul F. Boling(7)		Gregory E. Evans
Severance payments(1)	$203,449		$635,402
Unvested and accelerated stock appreciation rights(2)	606,001		142,722
Unvested restricted shares	3,103,651	(3)	2,576,968	(4)
Unvested performance shares(5)	198,598		144,144
Accrued paid time off	35,577		26,012
Benefits continuation	22,650	(6)	—
Total	$4,169,926		$3,525,248

(1)	Represents a cash severance payment equal to 90% and 80% of Mr. Boling’s and Mr. Evans’ annual base salaries, respectively, prorated for the time the retired named executive officer was employed with the Company during 2014. These amounts are reflected in “Bonus” in the Summary Compensation Table above. In addition, Mr. Evans received an additional one-time lump sum cash payment of $366,602, which is included in “All Other Compensation” in the Summary Compensation Table above.
(2)	Represents the exercise of previously unvested cash-settled stock appreciation rights that were accelerated to vest upon the retired named executive officer’s termination date.
(3)	Pursuant to the terms of Mr. Boling’s Retirement and Consulting Agreement with the Company, all unvested restricted stock unit awards granted prior to 2014 and 50% of the restricted stock unit award granted in 2014 were accelerated to vest on August 13, 2014. The remaining 50% of the restricted stock unit award granted in 2014 vested on February 27, 2015.
(4)	Pursuant to the terms of Mr. Evans’ Retirement and Consulting Agreement with the Company, the unvested restricted stock unit awards were amended to provide for continued vesting as specified in each award agreement as if Mr. Evans’ had not retired.
(5)	Pursuant to the terms of the Retirement and Consulting Agreement with the Company for both Mr. Boling and Mr. Evans, the unvested performance-based TSR awards would continue to vest as if each of Mr. Boling and Mr. Evans had not retired. The value of the unvested performance-based TSR awards included in the table is calculated using 100% of the target award multiplied by the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2014 ($41.60 per share).
(6)	Represents 18 months of COBRA premiums paid for by the Company.
(7)	Pursuant to the terms of Mr. Boling’s Retirement and Consulting Agreement with the Company, upon a Change of Control within 12 months from Mr. Boling’s retirement date, a one-time lump sum cash payment of $536,500 would be paid, which is 145% of Mr. Boling’s base salary in effect immediately prior to his retirement.

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Director Compensation

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. The Company also reimburses travel, meal and lodging expenses incurred by our non-employee directors to attend Board and Board committee meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. S. P. Johnson IV, our President and Chief Executive Officer, receives no compensation for serving as a director. The non-employee directors’ cash compensation for the 2015-2016 director term is expected to remain the same as for the 2014-2015 director term.

For the 2014-2015 director term, the annual cash retainers and meeting attendance fees paid to the directors were as follows:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Chairman of the Board of Directors Retainer	$180,000
Non-Employee Directors Retainer	60,000
Lead Independent Director Retainer	26,500
Committee Chairman Retainer		$20,000	$10,000	$10,000
Committee Member Retainer		9,000	5,000	3,000
Meeting Attendance Fee	2,500	1,000	1,000	1,000
Meeting Attendance via Teleconference Fee	1,000	500	500	500
Special Meeting Attendance Fee	1,000
Special Meeting Attendance via Teleconference Fee	500

Under the Incentive Plan, non-employee directors may be granted stock options, restricted stock, restricted stock units or any combination of such awards at the discretion of the Board of Directors or the Compensation Committee. Awards may be made to directors in respect of their roles as members or chairmen of committees, and as Lead Independent Director. Awards are also granted to non-employee directors upon joining the Board and after each annual shareholder meeting. For the 2014-2015 director term, directors were awarded the following shares of restricted stock units:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Chairman of the Board of Directors	6,108
Non-Employee Directors	2,200
Lead Independent Director	500
Committee Chairman		1,750	1,050	400
Committee Member		1,050	700	300

Because future awards are at the discretion of the Board and Compensation Committee, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well. The vesting terms of any stock options or shares of restricted stock and restricted stock units granted to directors are at the discretion of the Compensation Committee or the Board of Directors. Director awards for the 2015-2016 director term are currently expected to remain the same as for the 2014-2015 term.

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The following table summarizes the cash compensation earned or paid to each of our non-employee directors during 2014 and stock awards granted for the 2014-2015 director term.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Steven A. Webster	$190,000	$335,024	(1)(2)	$—	$—	$525,024
Thomas L. Carter, Jr.	92,875	200,203	(1)	—	—	293,078
Robert F. Fulton	81,500	175,520	(1)	—	—	257,020
F. Gardner Parker	121,563	282,478	(1)	—	—	404,041
Roger A. Ramsey	94,375	235,855	(1)	—	—	330,230
Frank A. Wojtek	75,500	137,125	(1)	—	—	212,625

(1)	Represents the aggregate grant date fair value of restricted stock units granted on May 15, 2014 for the 2014-2015 director term computed in accordance with FASB ASC Topic 718. The grant date fair value of $54.85 per share is based on the average of the high and low stock price of our Common Stock on the NASDAQ Global Select Market on the May 15, 2014 grant date.
(2)	As of December 31, 2014, Mr. Webster held 41,672 exercisable cash-settled stock appreciation rights.

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Equity Compensation Plans Information

Information concerning our equity compensation plans at December 31, 2014 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock and Performance Shares(1) (a)	Weighted- Average Exercise Price of Outstanding Options(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,392,024	$19.02	4,295,638
Equity compensation plans not approved by security holders	—	—	—
Total	1,392,024	$19.02	4,295,638

(1)	Consists of shares of Common Stock that are issuable upon exercise of stock options and vesting of restricted stock awards, restricted stock units and performance shares granted under the Incentive Plan. Amount does not include awards of cash-settled stock appreciation rights.
(2)	This weighted-average exercise price does not reflect the shares issuable upon vesting of restricted stock awards, restricted stock units and performance shares which have no exercise price and does not reflect the exercise price of cash-settled stock appreciation rights.

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Proposal 2

Advisory Vote on Executive Compensation

The Board of Directors recognizes the interest the Company’s shareholders have in the compensation of our named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables. This advisory vote is intended to give our shareholders an opportunity to provide an overall assessment of the compensation of the named executive officers rather than focus on any specific item of compensation.

We encourage you to review the discussions and information presented in “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and associated narrative disclosure, in considering how to cast your vote. As described in the “Compensation Discussion and Analysis” included in this proxy statement, the guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy; (2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and the Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of the named executive officers.

The Board of Directors has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board of Directors modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur in 2016.

Board Recommendation

The Board of Directors recommends that shareholders approve, on an advisory basis, the compensation of the named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2015 Annual Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

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Audit Committee Report

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that the members of the Audit Committee are “independent,” as required by applicable standards of the NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.carrizo.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee Charter, the Audit Committee met with management and KPMG, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2014. The Audit Committee also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee reviewed and discussed with KPMG the auditor’s independence from the Company and its management. As part of that review, KPMG provided the Audit Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker

Thomas L. Carter, Jr.

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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Proposal 3

Ratification of Appointment of KPMG LLP
as Independent Registered Public Accounting Firm

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG as independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2014, 2013 and 2012. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG as the Company’s independent registered public accounting firm for 2015. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of KPMG, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2014 and 2013, and the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and 2013, June 30, 2014 and 2013 and September 30, 2014 and 2013.

Description	2014		2013
Audit Fees	$847,408	(1)	$764,575	(1)
Audit-Related Fees	—		—
Tax Fees	13,340	(2)	17,500	(3)
All Other Fees	1,650		1,786
Total	$862,398		$783,861

(1)   Includes $141,452 and $106,000 of fees associated with services rendered in connection with securities offerings and related SEC filings during 2014 and 2013, respectively.

(2)   The 2014  tax fees consist of tax consulting services provided in connection with the preparation and review of the Company’s Section 382 ownership change analysis.

(3)   The 2013 tax fees consist of tax consulting services provided in connection with the preparation and review of the Company’s Section 382 ownership change analysis and state and foreign tax consulting services.

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  Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1) (B) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulation of the SEC) will be subject to pre-approval of the Audit Committee. The Audit Committee has delegated authority to pre-approve permitted services to certain members of management subject to the limitations set forth in the pre-approval policy. Such approval must be reported to the Audit Committee at the next scheduled meeting. No non-audit services were performed by KPMG pursuant to the de minimis exception in 2014 and 2013.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for 2015.

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Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information as of March 31, 2015, unless otherwise indicated, concerning the number of shares of our Common Stock beneficially owned by (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of our Common Stock, and (2) each director, the Chief Executive Officer, the Chief Financial Officer and the other named executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of March 31, 2015, the Company had 51,450,731 shares of Common Stock issued, outstanding, and eligible to vote.

	Amount and Nature of
	Beneficial Ownership
		Percent
		of Common
	Number of	Stock
Name and Address of Beneficial Owner (1)	Shares	(rounded)
Directors and Named Executive Officers:
S. P. Johnson IV(2)	674,504	1.3%
Brad Fisher (2)	97,734	*
David L. Pitts(2)	47,456	*
Richard H. Smith(2)	65,532	*
Gregory F. Conaway(2)	6,089	*
Steven A. Webster(2)(3)	2,545,780	4.9%
F. Gardner Parker(3)	81,912	*
Roger A. Ramsey(3)	39,850	*
Frank A. Wojtek(3)	31,458	*
Thomas L. Carter, Jr.(3)	39,225	*
Robert F. Fulton(3)	8,000	*
Paul F. Boling	—	*
Gregory E. Evans(2)	36,988	*
Directors and Executive Officers as a Group (11 persons) (2)(3)(4)	3,637,540	7.1%
BlackRock, Inc.(5)	4,484,140	8.7%
Frontier Capital Management Co., LLC(6)	4,095,412	8.0%
The Vanguard Group(7)	2,852,229	5.5%

*      Less than 1%.

(1)   Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by the named executive officers or directors are pledged as security, except for 42,228 shares that Mr. Parker has pledged as collateral for a line of credit, 25,950 shares that Mr. Ramsey has pledged to an investment firm as security for a portfolio loan account, and 35,554 shares that Richard Smith, our Vice President of Land, has pledged to an investment firm as security for a portfolio loan account. The business address of each director and named executive officer is c/o Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

(2)   The table includes shares of Common Stock related to restricted stock units that vest within 60 days of March 31, 2015 as follows: Mr. Johnson — 60,148, Mr. Fisher — 39,104, Mr. Pitts — 18,659, Mr. Smith — 15,111, Mr. Conaway — 2,759, Mr. Webster — 3,848, and Mr. Evans — 18,397.

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(3)   This table includes shares of Common Stock related to restricted stock units that vest on the earlier to occur of (i) the date of the Annual Meeting and (ii) June 30, 2015 as follows: Mr. Webster — 6,108, Mr. Parker — 5,150, Mr. Ramsey — 4,300, Mr. Wojtek — 2,500, Mr. Carter — 3,650, and Mr. Fulton — 3,200.

(4)   Does not include shares held by Mr. Boling and Mr. Evans as they are no longer executive officers.

(5)   Based solely on a Schedule 13G/A filed with the SEC on January 15, 2015, BlackRock, Inc. reported sole voting power over 4,387,046 shares and sole dispositive power over 4,484,140 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(6)   Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015, Frontier Capital Management Co., LLC reported sole voting power over 2,478,624 shares and sole dispositive power over 4,095,412 shares. The address of the principal business office of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

(7)   Based solely on a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group reported sole voting power over 59,835 shares, sole dispositive power over 2,796,294 shares and shared dispositive power over 55,935 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s named executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2014, all reports required by Section 16(a) to be filed by its directors, named executive officers and greater than 10% beneficial owners were filed on a timely basis, except Mr. Johnson filed two Forms 4 late and Mr. Fisher filed one Form 4 late.

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Related Party Transactions

The Audit Committee Charter provides that the Audit Committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest. Transactions involving potential conflicts of interest may also be reviewed by special committee of the Company’s independent directors. In addition, our Code of Ethics and Business Conduct requires that directors and officers and other employees disclose possible conflicts of interest to their supervisor or other senior management personnel, if appropriate, so that necessary steps may be taken to eliminate the conflict or initiate other preventative or appropriate action.

Avista Marcellus Shale Joint Venture

Effective August 2008, our wholly-owned subsidiary, Carrizo (Marcellus) LLC, entered into a joint venture with ACP II Marcellus LLC (“ACP II”), an affiliate of Avista Capital Partners, LP, a private equity fund (Avista Capital Partners, LP, together with its affiliates, “Avista”).As of December 31, 2014, the Avista Marcellus joint venture covers approximately 14,052 net acres, primarily in West Virginia and New York. Pursuant to the terms of an amended participation agreement, the areas of mutual interest with Avista have been reduced to specified halos around existing Avista Marcellus joint venture properties.

We serve as operator of the properties covered by the Avista Marcellus joint venture and in 2014 performed specified management services for ACP II. An operating committee composed of one representative of each party provides overall supervision and direction of joint operations. We conducted no material activity under the Avista Marcellus joint venture during 2014 and do not currently expect to conduct any material activity in 2015.

Avista or its designee has the right to become a co-operator of the Avista Marcellus joint venture properties if all of its membership interests or substantially all of its assets are sold to an unaffiliated third party or if we default under the terms of any pledge of our interest in the Avista Marcellus joint venture properties. Each party has the ability to transfer its interest in the Avista Marcellus joint venture properties to third parties; subject in most instances to preferential purchase rights for transfers of less than 10% of a party’s interest in such joint venture properties, and to “tag along” rights for most other transfers.

Avista Utica Shale Joint Venture

Effective September 2011, our wholly-owned subsidiary, Carrizo (Utica) LLC, entered into a joint venture in the Utica Shale with ACP II, which is also our joint venture partner in the Avista Marcellus Shale joint venture described above, and ACP III Utica LLC (“ACP III”), affiliates of Avista. During the term of the Avista Utica joint venture, the joint venture partners acquired and sold acreage and we exercised options under the Avista Utica joint venture agreements to acquire acreage from Avista. The Avista Utica joint venture agreements were terminated on October 31, 2013 in connection with our purchase of certain ACP III assets discussed below.

On October 31, 2013, we completed the acquisition of approximately 5,900 net acres located primarily in Guernsey and Noble counties, Ohio from Avista (the “Avista Transaction”). This transaction had an effective date of July 1, 2013, and we paid Avista approximately $77.1 million in cash. Prior to the our acquisition from ACP III, the properties in the Avista Transaction were held on an equal basis by us and Avista. After giving effect to the Avista Transaction, we and Avista remain working interest partners in the Utica Shale with us acting as the operator of approximately 10,000 acres, net to us, and we will operate the jointly owned properties which are now subject to standard joint operating agreements. The joint operating agreements with Avista provide for limited areas of mutual interest around properties jointly owned by us and Avista.

Related party receivables on the Company’s consolidated balance sheets to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 included $1.9 million, representing the net amounts ACP II and ACP III owes the Company related to activity within the Avista Marcellus and Avista Utica joint ventures.

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Our Relationship with Avista

Steven A. Webster, Chairman of our Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings, LP, which entity has the ability to control Avista and its affiliates. As previously disclosed, we have been a party to prior arrangements with affiliates of Avista Capital Holdings LP. The terms of the joint ventures with Avista in the Utica Shale and the Marcellus Shale were approved by a special committee of the Company’s independent directors. In determining whether to approve or disapprove a transaction, such special committee has generally in transactions since the beginning of the 2012 fiscal year, determined whether the transaction is desirable and in the best interest of the Company. The special committee has also applied standards under relevant debt agreements, if required.

Certain Other Matters Regarding Mr. Webster

We paid Mr. Webster approximately $706, $11,647 and $37 in 2014, 2013 and 2012, respectively, in overriding royalties relating to leases we had acquired from him in 2006 under a lease purchase option agreement that expired in 2006. The terms and conditions of the lease purchase option agreement with Mr. Webster were consistent with similar lease purchase option agreements that we entered into with unrelated third parties around the same time as we entered into the agreement with Mr. Webster.

Certain Matters Regarding Mr. Carter

Thomas L. Carter, Jr., a member of our board of directors, and his immediate family members collectively own interests directly and indirectly through entities (the “Black Stone Entities”), which are royalty owners in certain of the Company’s wells in the Eagle Ford. Mr. Carter also serves as an executive officer, general partner or controlling shareholder of the Black Stone Entities and, in some cases, he and his family hold substantial interests in these entities. Effective January 1, 2013, our wholly-owned subsidiary, Carrizo (Eagle Ford) LLC, together with our joint venture partner in the Eagle Ford, GAIL GLOBAL (USA) INC., acquired certain oil and gas properties in the Eagle Ford from an unrelated third party. In February 2013, the lessor of such properties sold its mineral interest to one of the Black Stone Entities. As the successor lessor under the oil and gas lease that we acquired from the unrelated third party, we paid the Black Stone Entities approximately $3.3 million in 2014 in lease royalties attributable to wells owned by the Company. The terms and conditions of the lease agreements with the Black Stone Entities in which royalty payments are, or may become, due to the Black Stone Entities are generally consistent with the lease agreements that we have entered into with third parties.

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Additional Information

Shareholder Proposals For Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting of Shareholders must be received by the Company no later than December 17, 2014. However, if the date of the 2016 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2015 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting of shareholders and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s bylaws. The Company’s bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Company’s bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2016 Annual Meeting of Shareholders is the same as the date of the 2015 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2016 Annual Meeting of Shareholders must notify the Company no later than February 24, 2016.

A copy of the Company’s bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. We have also retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to aid in the solicitation of proxies. We expect to pay Morrow & Co., LLC approximately $9,500, plus expenses. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

The 2014 Annual Report to Shareholders, which includes financial statements of the Company as of and for the year ended December 31, 2014, has been mailed to all shareholders entitled to vote at the Annual Meeting along with this proxy statement. The SEC permits a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

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As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one set of the annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate set of the annual report and proxy statement in the future, that shareholder should contact their broker or send a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 500 Dallas, Suite 2300, Houston, Texas 77002, telephone number (713) 328-1000. The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2014 Annual Report to Shareholders and this proxy statement to a beneficial shareholder at a shared address to which a single set of the annual report and this proxy statement was delivered. The 2014 Annual Report to Shareholders is not a part of the proxy solicitation material.

Annual Report on Form 10-K

The Company will provide to each shareholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and a list of exhibits. Any such written requests should be directed to the Corporate Secretary of the Company, at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Marcus G. Bolinder

Corporate Secretary

April 17, 2015
Houston, Texas

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Annex A

Non-GAAP Financial Measures

This 2015 Proxy Statement contains measures which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. We present adjusted earnings before interest, income tax, depreciation, depletion and amortization, and other items (“Adjusted EBITDA”) for the years ended December 31, 2014 and 2013. We believe Adjusted EBITDA may provide investors and analysts useful information relative to the valuation, comparison, rating and investment recommendations of companies in the oil and gas industry. Adjusted EBITDA is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for income from continuing operations or any other measure of a company’s financial performance or profitability presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Because Adjusted EBITDA excludes some, but not all, items that affect income from continuing operations, the Adjusted EBITDA presented in this 2015 Proxy Statement may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, income from continuing operations, and information reconciling the GAAP and non-GAAP financial measures is provided in the table below.

Reconciliation of Income From Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP)

(In thousands)

	For the Years Ended December 31,
	2014	2013
Income From Continuing Operations	$222,283	$21,858
Income tax expense	127,927	12,903
Income from continuing operations before income taxes	350,210	34,761
Depreciation, depletion and amortization	317,383	214,291
Interest expense, net	53,171	54,689
Non-cash gain on derivatives, net	(215,436)	30,908
Stock-based compensation expense, net	25,878	29,373
Loss on sale of Barnett Shale properties	—	45,377
Other expense, net	2,150	2,815
Adjusted EBITDA	$533,356	$412,214

We discuss drill-bit finding and development cost per unit of production (“Drill-bit F&D Cost”) for the year ended December 31, 2014. Drill-bit F&D Cost is a non-GAAP metrics commonly used by us, as well as analysts and investors, to measure and evaluate our cost of adding proved reserves. The Drill-bit F&D Cost can be computed from information provided in our Annual Report on Form 10-K for the year ended December 31, 2014. Drill-bit F&D Cost is defined as the sum of exploration costs and development costs divided by the sum of proved reserve extensions and discoveries and revisions of previous estimates. This definition of Drill-bit F&D Cost may differ significantly from definitions used by other companies to compute similar measures. As a result, the Drill-bit F&D Cost defined above may not be comparable to similar measures provided by other companies.

Due to various factors, including timing differences, Drill-bit F&D Costs do not necessarily reflect precisely the costs associated with particular reserves.  For example, development costs may be recorded in periods after the periods in which the related reserves are recorded.  In addition, changes in commodity prices can affect the magnitude of recorded increases or decreases in reserves independent of the related cost of such increases.

A-1

We discuss reserve replacement from all sources for the year ended December 31, 2014. Reserve replacement is a non-GAAP metric commonly used by us, as well as analysts and investors, to evaluate our ability to replenish annual production and grow our proved reserves. Reserve replacement from all sources can be computed from information provided in our Annual Report on Form 10-K for the year ended December 31, 2014 and is defined as the sum of proved reserve extensions and discoveries, revisions of previous estimates and purchases of reserves in place divided by production for the year ended December 31, 2014. This definition of reserve replacement from all sources may differ significantly from definitions used by other companies to compute similar measures. As a result, reserve replacement from all sources as defined above may not be comparable to similar measures provided by other companies.

Reserve replacement from all sources is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. Reserve replacement from all sources does not distinguish between changes in reserve quantities that are producing and those that will require additional time and capital to begin producing.  In addition, since reserve replacement from all sources does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

A-2

SCAN TO
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M89572-P63095

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARRIZO OIL & GAS, INC.

The Board of Directors recommends you vote FOR ALL the following Nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) S.P. Johnson IV
02) Steven A. Webster
03) Thomas L. Carter, Jr.
04) Robert F. Fulton
05) F. Gardner Parker
06) Roger A. Ramsey
07) Frank A. Wojtek

The Board of Directors recommends you vote FOR proposals 2 and 3:

		For	Against	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers	☐	☐	☐
3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date